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								   Exhibit 21


			 Ohio Casualty Corporation
			 Subsidiaries of Registrant
			   as of December 31, 2000





Name of Subsidiary                                      State of Incorporation


The Ohio Casualty Insurance Company                                Ohio

West American Insurance Company                                  Indiana

Ohio Casualty of New Jersey, Inc.                                  Ohio

Ohio Security Insurance Company                                    Ohio

American Fire and Casualty Company                                 Ohio

Avomark Insurance Company                                        Indiana

Ocasco Budget, Inc.                                                Ohio

Hamilton Intermediaries, LLC                                       Ohio

Avomark Insurance Agency, LLC                                      Ohio

Ohio Life Brokerage Services, Inc.                               Kentucky

Hamilton Graphics, Inc.                                            Ohio

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